UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2013

Cardinal Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	1-11373	31-0958666
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7000 Cardinal Place, Dublin, Ohio 43017
(Address of Principal Executive Offices) (Zip Code)
(614) 757-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On June 4, 2013, Cardinal Health, Inc. (the “Company”), JPMorgan Chase Bank, N.A., individually and as Administrative Agent, and certain other lenders entered into an Amendment No. 1 to Five-Year Credit Agreement that, among other things, extends the term of the Credit Agreement (as defined below) to June 4, 2018. The unsecured Five-Year Credit Agreement (the "Credit Agreement") was originally entered into on May 12, 2011 between the Company, certain lenders, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and Morgan Stanley Senior Funding, Inc. as Syndication Agents, Barclays Bank PLC and Deutsche Bank Securities Inc. as Documentation Agents, and J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers and Book Managers. Under the Credit Agreement, the lenders party to the agreement provide the Company with revolving credit in an amount not to exceed $1.5 billion. This revolving credit facility backs the Company's existing $1.5 billion commercial paper program and may be used for general corporate purposes.
From time to time, the financial institutions party to the Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company. The Company pays these financial institutions customary fees and expenses for these services. Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Goldman Sachs Bank USA and SunTrust Bank or their affiliates serve as dealers under the Company's commercial paper program. In addition, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Bank, National Association, The Bank of Nova Scotia and PNC Bank, National Association or their affiliates participate as purchasers and managing agents under the Company's committed receivables sales facility.
Item 9.01.    Financial Statements and Exhibits.
(d)  Exhibits.

10.1	Amendment No. 1 to Five-Year Credit Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc. (Registrant)

Date: June 5, 2013	By:	/s/ Stuart G. Laws
Name: Stuart G. Laws
Title: Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

10.1	Amendment No. 1 to Five-Year Credit Agreement